Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Board of Directors of Webco Industries, Inc. Approves Deregistration;
Announces Abandonment of Reverse/Forward Split Transaction

        Tulsa, Oklahoma — January 6, 2005 — Webco Industries, Inc. (AMEX: WEB) today announced that its Board of Directors had unanimously approved the deregistration of Webco’s common stock under the Securities Exchange Act of 1934.  Webco has filed documents with the Securities and Exchange Commission to effect the deregistration.

        During a routine review of shareholder listings, Webco discovered it had fallen below the 300 stockholders of record requirement which permits the termination of registration. As a result of this filing, Webco's common stock will be delisted from the American Stock Exchange and Webco will cease filing periodic reports with the Securities and Exchange Commission effective immediately. Webco also announced that it would not proceed with its previously announced proposal to effect a reverse stock split followed by a forward stock split, since the purpose of that transaction was to reduce the number of Webco's stockholders of record to fewer than 300 in order to deregister the common stock.

        Although Webco's common stock no longer will be traded on the American Stock Exchange, Webco believes that its common stock will be quoted on the Pink Sheets. The Pink Sheets is a provider of pricing and financial information for the over-the-counter (OTC) securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

        Webco is a manufacturer and value-added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods, including heat exchangers, boilers, automobiles and trucks and home appliances. Webco's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois and Michigan, serving more than 1,000 customers throughout North America.

        Forward-looking statements. Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," expects," "hopes," "plans," "should," "would" or similar words constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Webco, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in Webco's Annual Report on Form 10-K for the fiscal year ended July 31, 2004.